Exhibit 5
May 16 2008
Actuate Corporation
2207 Bridgepointe Parkway, Suite 500
San Mateo, CA 94404

Re:	Registration Statement on Form S-8 of an aggregate of 3,400,000 shares (the “Shares”)
Ladies and Gentlemen:
We have acted as counsel to Actuate Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of: (i) 2,800,000 shares of the Company’s common stock reserved for issuance under the Company’s Amended and Restated 1998 Equity Incentive Plan (the “Incentive Plan”) and (ii) 600,000 shares of the Company’s common stock reserved for issuance under the Company’s 1998 Employee Stock Purchase Plan (the “Purchase Plan”).
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with respect to the establishment and the amendment of the Incentive Plan and the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to (a) duly authorized option agreements under the Incentive Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances effected under the Incentive Plan and in accordance with the Registration Statement, or (c) duly authorized stock purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan or the Shares.
Very truly yours,
/s/ MORGAN, LEWIS & BOCKIUS LLP